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                                                        EXHIBIT 2.1

                       AGREEMENT OF PURCHASE AND SALE

                [Park 100 Portfolio, Indianapolis, Indiana]


                    ARTICLE 1:  PROPERTY/PURCHASE PRICE

      1.1   Certain Basic Terms.

      (a)   Seller:                 PRUDENTIAL REALTY TRUST, a
                                    Massachusetts business trust.

      (b)   Purchaser:              SECURITY CAPITAL INDUSTRIAL TRUST, a
                                    Maryland real estate investment trust.

      (c)   Date of this Agreement: The latest date of execution by the
                                    Seller or the Purchaser, as indicated
                                    on the signature page.

      (d)   Purchase Price:         $39.2 million.

      (e)   Earnest Money:          $1.0 million, including interest, if
                                    any, thereon.

      (f)   Holdback:               $1.0 million, which is the portion of
                                    the Purchase Price to be retained by
                                    Purchaser at the Closing until the
                                    period for which any and all claims
                                    which could be subject to
                                    indemnification by the Seller pursuant
                                    to Article 8 has terminated and all
                                    such claims have been finally
                                    determined and paid whether through
                                    judicial proceedings or settlement.

      (g)   Due Diligence Period:   The period ending 45 days after the
                                    Date of this Agreement.

      (h)   Closing Date:           As agreed between Seller and Purchaser
                                    but no later than 10 days after the Due
                                    Diligence Period, subject to extension
                                    as provided herein.  All extension
                                    periods for




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the Closing provided herein shall run concurrently, not consecutively.

      (i)   Title Company:          Chicago Title Insurance Company
                                    Frank Jansen
                                    700 South Flower Street, Suite 920
                                    Los Angeles, California  90017
                                    Telephone:  213/488-4346
                                    Facsimile:  213/891-0834

      (j)   Escrow Agent:           Chicago Title Insurance Company
                                    101 West Ohio Street
                                    Suite 300
                                    Indianapolis, Indiana 46204
                                    Attn:  Allen Kolb
                                    Telephone: 317/684-3809
                                    Facsimile: 317/684-3921

      1.2 Property. Subject to the terms and conditions of this agreement ("Agreement"), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller the property ("Property") described as follows:

      (a) The "Real Property," being the lands described in Exhibit A attached hereto together with (i) all improvements located thereon ("Improvements"), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property, and (iii) without warranty all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property.

      (b) The landlord's interest in the "Leases," being all leases of the Improvements, including leases which may be made by Seller after the date hereof and prior to Closing as permitted by this Agreement.

      (c) The "Tangible Personal Property," being all equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, and Seller's interest in any such property leased by Seller, now or hereafter located in and used in connection with the operation, ownership or management of the Real Property.

      (d) Seller's interest in the "Intangible Personal Property," being all intangible personal property related to the Real Property, to the extent such property is assignable without expense to Seller including, without limitation: all trade names and




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trade marks associated with the Real Property including Seller's rights and interests in the name of the Real Property to the extent, if any, Seller has any such rights; the plans and specifications and other architectural and engineering drawings for the Improvements; warranties; contract rights related to the construction, operation, ownership, or management of the Real Property (but excluding Seller's obligations thereunder except those expressly assumed pursuant to this Agreement); governmental permits, approvals and licenses (to the extent assignable); and telephone exchange numbers (to the extent assignable).

      1.3 Earnest Money. No later than 1 business day after the Date of this Agreement Purchaser shall deposit the Earnest Money with the Escrow Agent. The Escrow Agent shall pay the Earnest Money to Seller at and upon the Closing, or otherwise, to the party entitled to receive the Earnest Money in accordance with this Agreement. The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to that Earnest Money Escrow Agreement which the parties have executed simultaneously with this Agreement.

      If all of the conditions to Purchaser's obligation to purchase the Property have been satisfied or waived in writing by Purchaser and if Purchaser should fail to consummate this transaction for any reason other than Seller's default or the exercise by Purchaser of an express right of termination granted herein, Seller's sole remedy in such event shall be to terminate this Agreement and to retain the Earnest Money as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Purchaser. The parties acknowledge that Seller's actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties' best estimate of such damages. Purchaser shall be entitled to all remedies at law or in equity in the event of Seller's default, including the remedy of specific performance. The Earnest Money shall promptly be returned to Purchaser in the event of a Seller default hereunder (but not as Purchaser's sole remedy in such event) or if Purchaser elects to terminate this Agreement pursuant to an express right herein granted or failure of a condition. Purchaser must exercise any right of termination as to all the Property and may not terminate this Agreement as to only a portion of the Property.

      In the event Seller should fail or be unable to consummate the transactions contemplated hereunder for any reason other than the default of Purchaser hereunder or the transaction fails to close due to the exercise by Purchaser of a right of termination hereunder, in addition to any other remedies that may be available to Purchaser pursuant to this Agreement, the Earnest Money shall be refunded to Purchaser. If Purchaser terminates this Agreement pursuant to Paragraph 5.2(d), in addition to any other reimbursement right hereunder, Seller shall reimburse Purchaser upon demand and presentment of paid invoices for all out of pocket costs and expenses, including reasonable attorneys' fees, incurred by Purchaser up to a maximum reimbursement




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amount of $150,000 in connection with the preparation, negotiation and execution of this Agreement, Purchaser's due diligence review of the Property and otherwise in connection with the transactions contemplated hereunder ("Due Diligence Costs"). This $150,000 limitation does not apply to reimbursement for any Losses (defined in Article 8) other than for Due Diligence Costs reimbursable pursuant to the preceding sentence.


                           ARTICLE 2:  INSPECTION

      2.1 Seller's Delivery of Specified Documents. Beginning on June 5, 1995 and with all access and deliveries completed by June 7, 1995 or as otherwise provided herein (with Purchaser having continuing access to the Property Information to and through the Closing Date), Seller shall deliver or provide access to Purchaser at a location in either New York City or Indianapolis the following with respect to the Property, to the extent not heretofore delivered to Purchaser (collectively, the "Property Information"):

      (a) Rent Roll. A current rent roll and delinquency report (individually, "Rent Roll", collectively, the "Rent Rolls");

      (b) Operating Statements. Operating statements of the Property for the 36 months preceding April 30, 1995 ("Operating Statements");

      (c) Tax Statements. Copies or a summary of ad valorem tax statements relating to the Property for the current year or other current tax period (if available) and for the 24 months preceding the Agreement;

      (d) Leases. Copies of all Leases (including all amendments and guarantees);

      (e) Tenant Information. To the extent available, copies of financial statements of all tenants under Leases covering the two years prior to this Agreement, information relative to tenant payment history, and all tenant correspondence. Any such information in Seller's possession is located in and will be made available to Purchaser at Seller's property management office in Indianapolis.

      (f) Service Contracts. A list together with copies of all management, service, supply, equipment rental, and other contracts related to the operation of the Property ("Service Contracts"). The list may be provided by June 13, 1995;

      (g) Maintenance Records. All available maintenance work orders for the 12 months preceding this Agreement;




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      (h)   List of Capital Improvements.  By June 13, 1995, a list of all capital improvements known to the Seller and performed on the Property within the 24 months preceding this Agreement;

      (i) Environmental Documents. Any environmental reports in Seller's possession related to the Property; any written claims, notices, demands, suits or other communication in Seller's possession relating to any alleged violation of any federal, state or local law or regulation relating to the environment, health or safety, or any recognized environmental condition (as hereinafter defined) with respect to the Property or other properties in Park 100 Business Park currently or previously owned by the Seller; and

      (j) Plans and Specifications. All construction plans and specifications in Seller's possession relating to the original development of the Property and any major capital repairs or tenant improvements. Any such information in Seller's possession is located in and will be made available to Purchaser at Seller's property management office in Indianapolis.

      Seller shall provide to Purchaser any documents described above and coming into Seller's possession or produced by Seller after the initial delivery above and to continue to provide same during the pendency of this Agreement.

      2.2 Due Diligence. Purchaser shall have through the last day of the Due Diligence Period in which to examine, inspect, and investigate the Property. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement by giving notice of termination to Seller on or before the applicable date and time indicated for any of the following reasons:

      (a) Net Operating Income and Leases. Purchaser may terminate this Agreement on or before 5:00 p.m. EST, June 12, 1995 if Purchaser has determined, acting in good faith, that any of the following is not satisfactory to Purchaser: (i) net operating income for Leases in place for the periods indicated as set forth in the "J.P. Morgan Descriptive Memorandum ("Memorandum"), Exhibit IV-1: Consolidated Cash Flow Projections for 1995", employing the method of calculation set forth in the Memorandum (ii) the existence and magnitude of tenant defaults or delinquencies as of June 12, 1995; or (iii) material provisions in any of the Leases.

      (b) Environmental Investigation. Purchaser may terminate this Agreement on or before the expiration of the Due Diligence Period unless Purchaser concludes that there is no recognized environmental condition affecting the Property. For purposes of this subparagraph
      (b) a "recognized environmental condition" is that defined by the "American Society for Testing and Materials Standard Practice




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for Environmental Site Assessments: Phase I Site Assessment Process (E
1527-93)" (the "ASTM Phase I Standard") as the presence or likely presence of any hazardous substances or petroleum products on or in the vicinity of the Property under conditions that indicate an existing release or a past release or an imminent threat of a release of any hazardous substances or petroleum products into structures on the Property or into the ground, groundwater or surface water of the Property. The term "recognized environmental condition" includes hazardous substances or petroleum products even under conditions in compliance with laws. The term "recognized environmental condition" is not intended to include de minimis conditions that generally do not (and with the passage of time, will not) present a material risk of harm to public health or the environment and that generally would not be (and with the passage of time, would not become) the subject of an enforcement action if brought to the attention of appropriate governmental agencies. For purposes of this Agreement, "recognized environmental conditions" also includes, without limitation, the presence of asbestos, radon or electromagnetic fields under circumstances that represent a threat or potential threat to human health or the environment. The definitions for hazardous substances, petroleum products and asbestos set forth in the ASTM Phase I Standard are incorporated by reference.

      Promptly after completion of Purchaser's environmental review, Purchaser shall provide written notice to Seller of any recognized environmental conditions affecting the Property. Seller shall have seven days after receipt of such notice in which to elect, by written notice to Purchaser, to remediate or cure any recognized environmental condition so identified. If Seller so elects, Seller shall have a period of 90 days following the date of its notice to Purchaser (the "Cure Period") in which to effect a remediation or cure, and the Closing Date shall be delayed to the extent necessary to allow a full 90-day Cure Period. Following notice from Seller that a remediation or cure has been effected and completed, Purchaser shall have a period of 30 days thereafter in which to determine whether the recognized environmental condition(s) have been remediated or cured, and the Closing Date shall be delayed to the extent necessary to allow a full 30-day review period. A recognized environmental condition shall be considered remediated or cured if it no longer constitutes a recognized environmental condition and requires no further investigation, remediation, monitoring, maintenance or other action to prevent such condition from becoming a recognized environmental condition in the future.

      (c) Repairs and Replacements. If the good faith estimated cost of repairs and replacements to the Property (including but not limited to repairs and replacements required to bring the Property into compliance with applicable laws) recommended by Purchaser's architectural and engineering consultants exceeds $400,000, and if Purchaser requests Seller to grant it a credit against




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the Purchase Price for such excess or a portion thereof, and if Purchaser and Seller, after negotiating in good faith, are unable to agree within 10 days on the amount of the credit, then: (i) if Purchaser initially requested a credit not exceeding $400,000, Purchaser, but not Seller, may elect to terminate the Agreement; and (ii) if Purchaser initially requested a credit exceeding $400,000, then either Purchaser or Seller may terminate this Agreement. In addition to its termination right set forth in this subparagraph (c) above, Purchaser may terminate this Agreement if its architectural and engineering consultants or attorneys reasonably determine that the Property or any portion thereof is not in material compliance with all laws, including, without limitation, laws regulating the use and occupancy of the Property or any portion thereof, and such noncompliance cannot be remedied by money; provided, however, that Purchaser may not terminate this Agreement unless it shall have provided written notice to the Seller of such noncompliance and Seller shall have failed to cure or correct such noncompliance within 90 days after Seller's receipt of such notice, and the Closing Date shall be extended, if necessary, to allow a full 90-day period in which to effect such cure.

      If this Agreement terminates pursuant to any provision of this Paragraph 2.2, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate, except pursuant to any provisions hereof which expressly survive any such termination.

      2.3 Access. Purchaser shall have reasonable access to the Property for the purpose of conducting surveys, architectural, engineering, geotechnical, and environmental inspections and tests (including invasive testing such as without limitation soil and groundwater testing), and any other inspections, studies, or tests reasonably required by Purchaser. Purchaser shall keep the Property free and clear of any liens and will indemnify, defend, and hold Seller harmless from all claims and liabilities asserted against Seller as a result of any such entry by Purchaser, its agents, employees, or representatives. If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed prior to any such inspection or test. Purchaser and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property during the pendency of this Agreement with the right to examine and make copies of all books and records and other materials relating to the Property in Seller's or its property manager's possession and the right to conduct a "walk-through" of the Property prior to the Closing upon appropriate notice to tenants as permitted under the Leases. In the course of its investigations Purchaser may make inquiries to third parties ("Third Parties") including, without limitation, tenants, lenders, contractors, property managers, parties to Service Contracts, and municipal, local, and other government officials and representatives, subject to Seller's consent to each such inquiry, which consent shall not be unreasonably withheld. Purchaser shall notify Seller of any meetings it wishes




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to hold with Third Parties and shall provide the Seller with the opportunity to be present at such meetings. The obligations of the Purchaser under this paragraph shall survive any termination of the Agreement.

      2.4 Tenant Estoppels. Seller shall endeavor to secure and deliver to Purchaser, no later than 5 business days before the expiration of the Due Diligence Period estoppel certificates from tenants under all Leases in the form of Exhibit C attached hereto or if the tenant will not sign the estoppel certificate initially delivered to it, in such form as the tenant is required to provide under its Lease, provided that each estoppel certificate must be in writing, signed by the tenant, providing the following information: (1) that the Lease is in full force and effect and unmodified or, if modified, stating the nature of the modification; (2) the date to which rent has been paid; (3) that there are not, to tenant's knowledge, any uncured defaults or specifying defaults, if any, that are claimed. Purchaser's obligation to close the transaction contemplated under this Agreement is subject to the condition that as of Closing: (i) estoppel certificates executed by tenants under Leases covering not less than 75 percent of the rentable floor area of the Property, including specifically not less than 10 of the 12 existing Leases and all new Leases covering 25,000 square feet or more of floor area, and estoppel certificates in the form of Exhibit C executed by the Seller for the balance of the space, all such estoppel certificates being consistent with the information in the Memorandum, the results of Purchaser's investigations pursuant to Paragraph 2.2(a), the Rent Rolls and the representations of Seller in Paragraph 7.1, have been delivered to Purchaser; and (ii) there has been no monetary defaults, bankruptcies or similar proceedings that have occurred since the date of the applicable estoppel certificates that could potentially result in a loss of net annual operating income from the Property of $130,000, in the aggregate, as compared to the net operating income of the Property according to the results of Purchaser's investigation pursuant to Paragraph 2.2(a) and taking into account the net effect of any net increases in net operating income resulting from new Leases entered into pursuant to Paragraph 4.4.

      2.5 Service Contracts. During the Due Diligence Period the parties will endeavor to agree as to which Service Contracts Purchaser will assume and which Service Contracts will be terminated by Seller at Closing. Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts that were entered into in the ordinary course of business and that are not in default as of the Closing Date or which Seller and Purchaser have agreed will be not terminated. Seller shall terminate at Closing all Service Contracts that are not so assumed. Seller shall terminate at Closing, and Purchaser shall not assume, any property management agreement affecting the Property.




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                    ARTICLE 3:  TITLE AND SURVEY REVIEW

      3.1 Delivery of Title Commitment and Survey. Promptly after the date of this Agreement Seller shall cause to be prepared for the Property and delivered to Purchaser and its counsel: (i) current, effective commitments for title insurance ("Title Commitments") issued by the Title Company, in the amount of the Purchase Price, with Purchaser as the proposed insured and (ii) current ALTA-ACSM Urban surveys of the Property ("Surveys"), prepared by one or more surveyors licensed in the state of Indiana and reasonably satisfactory to Purchaser, each which Survey shall include a certification addressed to Purchaser, in the form attached hereto as Exhibit B; and (iii) copies of Uniform Commercial Code searches in the name of Seller and the Property issued by the Title Company or a search company acceptable to Purchaser ("UCC Searches"). Since the Property consists of a number of separate parcels or tracts of property, a separate title commitment and survey will be prepared for each parcel or tract.

      3.2 Title Review and Cure. During the period ending 12 business days after receipt by Purchaser of the Title Commitments, Surveys and UCC Searches ("Title Review Period"), Purchaser shall review title to the Property as disclosed by the Title Commitments and the Surveys. Seller, without any obligation to incur any cost or expense except as provided below, will cooperate with Purchaser in curing any objections Purchaser may have to title to the Property. Seller shall have no obligation to cure title objections except mechanic's and materialman's liens created by Seller, its agents or contractors and contractual liens voluntarily entered into by Seller. Purchaser may terminate this Agreement before the end of the Title Review Period if Seller does not agree to remove liens that Seller is not so required to remove. Seller agrees to remove any exceptions or encumbrances to title which are created by Seller after the date of this Agreement. Purchaser may terminate this Agreement by notice to Seller before the end of the Title Review Period if title to the Property (and matters affecting the Property as disclosed by the Title Commitments and the Surveys) and the endorsements and exclusions to the Title Policy are not satisfactory to Purchaser, acting in good faith, and by notice to Seller after expiration of the Title Review Period if the Title Company revises any Title Commitment after the expiration of the Title Review Period to add material exceptions, or to modify exceptions in any material respect, or to add to or modify in any material respect the conditions to obtaining any endorsement requested by Purchaser during the Title Review Period if such additions, modifications or deletions are not acceptable to Purchaser and are not removed by the Closing Date. If this Agreement is terminated pursuant to the preceding sentence, the Earnest Money shall promptly be returned to Purchaser.

      3.3   Delivery of Title Policy at Closing.   At the Closing, as a
condition to Purchaser's obligation to close, the Title Company shall deliver to Purchaser a 1992 ALTA Owner's Policy of Title Insurance covering the Property ("Title Policy") issued




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by the Title Company, with modifications or deletions of standard exceptions as follows: (1) rights or claims of parties in possession not shown by public records (limited to right of possession of tenants under Leases), (2) encroachments, overlaps, boundary line disputes and matters that would be disclosed by an accurate survey and inspection of the premises (limited to those matters disclosed in the Surveys), (3) easements, or claims of easements, not shown by the public records (deleted), (4) any lien, or right of lien, for services, labor, or material heretofore or hereinafter furnished, imposed by law, and not shown by the public records (deleted), (5) taxes or special assessments that are not shown as existing liens by the public records (limited to taxes not yet due and payable), containing the endorsements and modifications to the exclusions that during the Title Review Period the Title Company agreed to issue, dated the date and time of the recording of the Deed(s) (defined below) in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property(ies), subject only to the Permitted Exceptions. The term "Permitted Exceptions" with respect to the Property shall mean the specific exceptions (exceptions that are not part of the promulgated title insurance form) in the Title Commitments that the Title Company has not agreed to insure over or remove from such Title Commitments and that Seller is not required to remove as provided above, real estate taxes not yet due and payable, and tenants in possession as tenants only under the Leases or subleases without any option to purchase or acquire an interest in the Property or any portion thereof. The Permitted Exceptions shall apply only to the applicable portions of the Property as indicated in the Title Commitments. Seller shall execute at Closing an affidavit reasonably satisfactory to the Title Company so that the Title Company can delete or modify the standard printed exceptions as set forth above.

      3.4 Title and Survey Costs. The cost of the Survey, including any necessary revisions, and up to $14,000 for the premium for the Title Policy shall be paid by Seller. (Purchaser paying any premium in excess of $14,000).


                  ARTICLE 4:  OPERATIONS AND RISK OF LOSS

      4.1 Performance under Leases and Service Contracts. During the pendency of this Agreement, Seller will perform its material obligations under Leases and Service Contracts and other agreements that may affect any of the Property.

      4.2 New Contracts. During the pendency of this Agreement, Seller will not enter into any contract that will be an obligation affecting any of the Property subsequent to the Closing except contracts entered into in the ordinary course of business that are terminable without cause on 30-days notice.




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      4.3   Listings and Other Offers.  During the pendency of this
Agreement, Seller will not enter into any contracts or agreements (whether binding or not) regarding any disposition of any of the Property except contracts or agreements entered into in the ordinary course of business with respect to the Tangible Personal Property or the Intangible Personal Property.

      4.4 Leasing Arrangements. During the pendency of this Agreement, Seller will not amend, terminate or enter into any Lease without Purchaser's prior written consent in each instance, which consent Purchaser shall not unreasonably delay or withhold. At the Closing, Purchaser shall agree to assume the payment for commissions and tenant improvements in connection with any Lease consented to by Purchaser pursuant to this Paragraph 4.4, provided the amount of the commission and tenant improvements was disclosed to Purchaser by Seller in obtaining such consent.

      4.5 Removal and Replacement of Tangible Personal Property. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of equal quality and quantity as existed as of the time of its removal.

      4.6 Damage. Risk of loss for the Property up to and including the Closing Date shall be borne by Seller. In the event the Property or a portion thereof is materially damaged or destroyed, Purchaser may, at its option, by notice to Seller given within 10 days after Purchaser is notified by Seller of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser or (ii) proceed under this Agreement, receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for the reasonable cost to complete the repair of any uninsured damage or for any deductible or coinsured amount under said insurance policies. "Materially damaged" means damage reasonably exceeding (in the aggregate for all property damaged) $1.0 million for insured damage and $500,000 for uninsured damage. If Purchaser elects (ii) above, Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from Seller's insurers. Purchaser may extend the Closing Date up to 90 days in order to obtain a written settlement agreement and assignment of insurance proceeds with Seller's insurer. If the Property is not materially damaged, then Purchaser shall not have the right to terminate this Agreement as to such Property, but Seller shall at its cost repair the damage before the Closing in a manner reasonably satisfactory to Purchaser or if repairs cannot be completed before the Closing, credit Purchaser at Closing for the reasonable cost to complete the repair. Purchaser shall not be entitled to terminate pursuant to clause (i) above if Seller agrees either to repair and restore the damaged




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property to its previous condition or to credit the Purchase Price for the cost of such repair and restoration provided in either case that the potential loss of net operating income to Purchaser as a result of lost rent from existing tenants arising from the damage, when added to the loss of annual net operating income under clause (ii) of Paragraph 2.4, would cause the total amount of lost annual net operating income from Leases in place to exceed $130,000. The Closing Date may be extended up to 90 days in order to permit Seller to complete any repair or restoration.

      4.7 Condemnation. By notice to Seller given within 10 days after Purchaser receives notice of material proceedings in eminent domain that are contemplated, threatened or instituted against the Property or any portion thereof by any body having the power of eminent domain, and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election, Purchaser may: (i) terminate this Agreement in which case the Earnest Money shall be immediately returned to Purchaser; or (ii) proceed under this Agreement in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter. A proceeding is material only if the damage to the owner of the area taken is reasonably expected to exceed $1.0 million (in aggregate for all condemnation proceedings), whether or not the offer from the condemning authority or actual award exceeds $1.0 million. Damage includes the land actually taken and any diminution in the value of the remaining property as a result of such taking, including, without limitation, loss in value due to a portion of any remainder of the property constituting a legal nonconformity or if the potential loss of net operating income to Purchaser as a result of lost rent from existing tenants arising from the taking, when added to the loss of net operating income under clause (ii) of Paragraph 2.4, would cause the total amount of lost annual net operating income from Leases in place to exceed $130,000.


                            ARTICLE 5:  CLOSING

      5.1 Closing. The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the Seller's or its attorney's office in New York City, New York.

      5.2 Conditions to the Parties' Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

      (a) The other party's representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date. For purposes of this clause (a), a representation shall be false if the factual matter that is the subject of the representation is false notwithstanding any lack of knowledge or notice to the party making the representation;

      (b) As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;

      (c) The consummation of the transaction would not violate, or subject a party to liability under, the Employee Retirement Income Security Act of 1974, as amended;

      (d) There shall exist no pending order or decree issued by any court or administrative agency restraining or prohibiting the consummation of the transactions contemplated hereby. Seller, at its election, may suspend Purchaser's right to terminate this Agreement pursuant to this subparagraph (d) above for up to 90 days if it attempts in good faith by appropriate proceedings to lift or remove such order or decree to enable the Closing to occur within such 90 day period;

      (e) There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency, which is not otherwise covered by the indemnity set forth in Article 8, and which, if determined adversely, would (i) prevent the consummation of the transactions contemplated hereby, (ii) cause any of the transactions to be rescinded following consummation, or (iii) adversely affect the right of Purchaser to own, operate, encumber or transfer the Property or any portion thereof.

      So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition provided that in no event shall Purchaser be deemed to have waived any rights or benefits under Paragraph 5.2(d) or
Article 8. Nothing in the foregoing shall relieve a party from any liability it would otherwise have if the failure of a party to satisfy a condition also constitutes a default by such party hereunder.

      5.3 Seller's Deliveries in Escrow. At least one business day prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following with respect to each Property then subject to this Agreement:

      (a) Deed. One or more special warranty deeds (warranting title against any party claiming by, through or under Seller) in form provided for under the law of the State of Indiana or otherwise in conformity with the custom in such jurisdiction and mutually satisfactory to the parties, executed and acknowledged by Seller, conveying to Purchaser good, indefeasible and marketable fee simple title to the Real Property, subject only to the Permitted Exceptions applicable to the Real Property (the "Deed(s)"). In addition to the Permitted Exceptions, the Deed shall be expressly subject to: (i) all zoning and building laws, ordinances, maps, resolutions and regulations of all governmental authorities having jurisdiction which affect the Property and use and improvement thereof; and
(ii) any state of facts which an accurate survey made of the Real Property at the time of Closing would show. The Deeds must be delivered in escrow one business day before the Closing to the Title Company offices located in the counties in which the Property is located so that they can be recorded on the Closing Date;

      (b) Assignment of Leases, Service Contracts, and Personal Property. An Assignment of Leases, Service Contracts, and Personal Property in the form of Exhibit D attached hereto, executed and acknowledged by Seller, vesting in Purchaser good title to the property described therein free of any claims except for the Permitted Exceptions to the extent applicable;

      (c) Notice to Tenants. A notice to each tenant in the form of Exhibit E attached hereto.

      (d) State Law Disclosures. Such disclosures and reports, required by applicable state and local law in connection with the conveyance of real property;

      (e) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller. If Seller fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Purchaser may proceed with withholding provisions as provided by law;

      (f) Tenant Estoppels. Estoppel certificates satisfying the conditions in Paragraph 2.4, dated (or recertified and updated as of a date) not earlier than the Date of this Agreement, and in no event earlier than 60 days before the Closing Date if the Closing Date is extended as provided herein;

      (g) Authority. Evidence of existence, organization, and authority of Seller and the authority of the person executing documents on behalf of Seller reasonably satisfactory to Purchaser and the Title Company;

      (h) Opinion. An opinion of Seller's counsel, Goodwin, Procter & Hoar, in form and substance reasonably acceptable to Purchaser and its counsel, which shall address the existence, organization and authority of Seller and the authority of the person executing documents on behalf of the Seller and the compliance by Seller with its governing documents; and

      (i) Additional Documents. Any additional documents that Purchaser, the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

      5.4 Purchaser's Deliveries in Escrow. Except as specified below, at least one business day prior to the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

      (a) Purchase Price. On the Closing Date, the Purchase Price, less the Earnest Money that is applied to the Purchase Price, and less the Holdback, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent's escrow account. The Purchase Price, as adjusted, shall be delivered to Seller immediately after confirmation of proper recordation of the Deeds;

      (b) Assignment of Leases, Service Contracts and Personal Property. Execution by Purchaser of the Assignment of Leases, Service Contracts and Personal Property;

      (c) State Law Disclosures. Such disclosures and reports required by applicable state and local law in connection with the conveyance of real property; and

      (d) Additional Documents. Any additional documents that Seller, the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

      5.5 Closing Statements/Escrow Fees. At least one business day prior to the Closing Date, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in form required by the Escrow Agent. The Escrow Agent's escrow fee shall be divided equally between and paid by Seller and Purchaser. All costs of recording the Deeds and other conveyance documents (excluding the cost of recording any documents required to clear title) shall be paid by the Purchaser.

      5.6 Title Policy. The Escrow Agent shall deliver to Purchaser the Title Policy pursuant to Paragraph 3.3.

      5.7 Possession. At the Closing, Seller shall deliver to Purchaser possession of the Property subject only to the Permitted Exceptions applicable to such Property.

      5.8 Delivery of Books and Records. Immediately after the Closing, Seller shall package for delivery to the offices of Purchaser's property manager in Indianapolis, Indiana the original Leases, and, to the extent available, copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property together with all advertising materials, booklets, keys and other items, if any, used in the operation of the Property acquired by Purchaser, and the original "as-built" plans and specifications and all other available plans and specifications. Purchaser shall arrange for actual delivery at its expense of the documents to its offices in Indianapolis, Indiana.

      5.9 Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.


                           ARTICLE 6: PRORATIONS

      6.1 Prorations. The items in subparagraphs (a) through (c) of this Paragraph 6.1 shall be prorated between Seller and Purchaser as of the close of the day immediately preceding the Closing Date for the Property:

      (a) Taxes and Assessments. General real estate taxes and assessments imposed by governmental authority ("Taxes") and any assessments by private covenant constituting a lien or charge on the Property for the then-current calendar year or other current tax period not yet due and payable. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Purchaser and Seller shall prorate Taxes for such calendar year or other applicable tax period based upon the most recent ascertainable assessed values and tax rates. If a Property has not been assessed on a completed basis but will be for the current year or other applicable tax period, the parties shall complete the proration based upon an assessed value equal to the Purchase Price allocable to such Property.

      (b) Collected Rent. All collected rent and other income (and any applicable state or local tax on rent) under Leases, but excluding payments for Operating Costs. Seller shall be charged with any rentals collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. If Purchaser collects delinquencies after Closing, Purchaser shall apply such rent to the obligations owing Purchaser for its period of ownership, remitting the balance, if any, to Seller. Purchaser shall bill and attempt to collect such delinquent rent in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any delinquencies. Seller shall not have the right to seek collection of any rents delinquent for any period prior to the Closing.

      (c) Operating Costs. Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover Taxes, insurance, utilities (to the extent not paid directly by tenants), common area maintenance and other operating costs and expenses (collectively, "Operating Costs") incurred by Seller in connection with the ownership, operation, maintenance and management of the Property. At Closing, Purchaser shall receive a credit or debit (the debit being calculated only with respect to tenants who are then current under their Leases) equal to the amount of the payments made by tenants in respect of Operating Costs for the period for which such Operating Costs were collected less the amount actually and properly paid by Seller during this same period of time for Operating Cost items. Amounts actually and properly paid by Seller during such period shall be calculated on the basis of amounts actually paid by Seller through the 23rd day of the month that immediately precedes the Closing Date (the "Cut-Off Date"), and shall be estimated for the period from the Cut-Off Date to the Closing Date by adding an amount equal to the product of (i) the average daily amount paid by Seller, being (a) the amounts actually paid by Seller through the Cut-Off Date, divided by (b) the number of days in 1995 through the Cut-Off Date, and (ii) the number of days from the Cut-Off Date to the Closing Date. Payments in arrears made by tenants on the basis of actual costs for the period preceding the Cut-Off Date and from the Cut-Off Date to the Closing Date shall be calculated and estimated in the same manner. Operating Costs that are not paid by tenants either directly or reimbursed under the Leases shall be prorated. In lieu of any post-Closing adjustment for Operating Costs, at Closing Purchaser shall receive a credit for estimated disallowable expenses payable to tenants after annual or other periodic Operating Cost adjustment following the Closing. This credit will be determined by assuming that Operating Costs for the first six months of 1995 will be consistent for the remainder of 1995 and applying the same percentage adjustment for disallowable expenses as was used in the reconciliation for 1994 Operating Costs.

      (d) Leasing Commissions. On or before the Closing Date, except as provided pursuant to Paragraph 4.4, Seller shall pay in full all leasing commissions due to leasing or other agents for the current remaining term of each Lease; provided, however, that if any leasing agent will not accept such payment, then Purchaser shall assume the obligation to pay such leasing commissions and shall be entitled to a credit against the Purchase Price at Closing in an amount equal to the then-unpaid leasing commissions and Purchaser shall assume, in writing, the commission agreements, if any, and the obligation to pay any leasing commissions due thereunder after the Closing Date, including any obligation for the payment of a leasing commission due as a result of the renewal of any Lease or the expansion of lease space occupied by any tenant pursuant to an express provision set forth in any such Lease or a commission agreement covering such Lease.

      6.2 Tenant Deposits. All tenant security deposits (and interest thereon if required by law or contract to be earned thereon) shall be transferred or credited to Purchaser at Closing. At Closing Purchaser shall assume Seller's obligations related to tenant security deposits but only to the extent they are properly credited or transferred to Purchaser.

      6.3 Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.


                 ARTICLE 7:  REPRESENTATIONS AND WARRANTIES

      7.1 Seller's Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

      (a) Organization and Authority. Seller has been duly organized and is validly existing as a Massachusetts business trust, and Seller is in good standing and is qualified to do business in the State of Indiana. Seller has the full right, authority and power to own its properties and to conduct its business.

      (b) Authorization. The Seller has the requisite power to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Seller of this Agreement and all of the documents to be delivered by Seller at the Closing and the consummation of the transactions contemplated hereby have been duly authorized and approved by its Board of Trustees and no further action on the part of the Seller is necessary to authorize the execution, delivery and performance by the Seller of this Agreement. This Agreement and all of the documents to be delivered by Seller at the Closing do and will constitute valid and binding agreements of the Seller enforceable in accordance with their terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

      (c) No Contravention. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance with the terms, conditions or provisions of this Agreement will be a violation of any of the terms, conditions or provisions of the Seller's Declaration of Trust or Bylaws or of any material agreement or instrument to which the Seller is a party or by which the Seller or any of its material properties may be bound, or constitute a default or create a right of termination or acceleration thereunder, or result in the creation or imposition of any security interest, mortgage, lien, charge or encumbrance of any nature whatsoever upon the Seller or any of its properties or assets.

      (d) Consents. No consent, approval, authorization, order, registration, filing or qualification of or with any (a) governmental authority, (b) stock exchange on which the securities of the Seller are traded or (c) other person (whether acting in any individual, fiduciary or other capacity) is required to be made or obtained by the Seller for the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, any approval of any class of security holders of the Seller.

      (e) Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller's knowledge, binding on Seller which is in conflict with this Agreement. No court, tribunal or agency shall have issued an order, enjoining, restraining or prohibiting this Agreement or the complete consummation of the transactions contemplated hereby.

      (f) Leases and Rent Roll. The documents constituting the Leases that are delivered to Purchaser pursuant to Paragraph 2.1 are true, correct and complete copies of the Leases and all amendments and guarantees.

      (g) Service Contracts. The list of Service Contracts is true, correct, and complete in all material respects. Neither Seller nor, to Seller's knowledge, any other party is in default under any Service Contract.

      (h) Operating Statements. The Operating Statements show all material items of income and expense (operating and capital) incurred in connection with Seller's ownership, operation, and management of the Property for the periods indicated and are true, correct, and complete in all material respects. The Operating Statements are materially inaccurate if, in the aggregate, annual net operating income disclosed thereunder exceeds the actual annual net operating income for the periods indicated by $130,000 or more.

      (i) Notice of Violations or Defects. To the best of Seller's knowledge, Seller has received no written notice that any Property or the use thereof violates any governmental law or regulation or any covenants or restrictions encumbering such Property.

      7.2 Purchaser's Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

      (a) Organization and Authority. Purchaser has been duly organized and is validly existing as a Maryland real estate investment trust, in good standing in the State of Maryland, and as of the Closing Date either the Purchaser or its Affiliate to which the Property will be conveyed will be qualified to do business in the State of Indiana. Purchaser has the full right and authority and has obtained any and all consents required therefor to enter into this Agreement and to consummate or cause to be consummated the sale. This Agreement and all of the documents to be delivered by Purchaser at the Closing have been and will be authorized and properly executed and will constitute the valid and binding obligations of Purchaser, enforceable in accordance with their terms.

      (b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or to Purchaser's knowledge, threatened, against Purchaser or which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

      7.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the date of this Agreement and are remade as of the Closing Date and shall not survive the Closing.

      7.4 DISCLAIMER OF WARRANTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, THIS SALE AND CONVEYANCE IS MADE, AND PURCHASER AGREES TO ACCEPT POSSESSION OF THE PROPERTY, ON AN AS-IS BASIS WITH NO RIGHT OF SET-OFF OR REDUCTION IN PURCHASE PRICE AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, THE STATE OF REPAIR OF THE PROPERTY, OR WITH RESPECT TO SOIL CONDITIONS OR THE PRESENCE OR RELEASE OF HAZARDOUS MATERIALS. THIS DISCLAIMER DOES NOT EFFECT AN ASSUMPTION OF ANY LIABILITY BY PURCHASER AND IT SHALL NOT BE CONSTRUED TO WAIVE ANY RIGHTS OF CONTRIBUTION OR INDEMNITY OR OTHERWISE AFFECT THE LIABILITIES OF THE PARTIES TO EACH OTHER OR TO THIRD PARTIES UNDER ENVIRONMENTAL LAWS.


                        ARTICLE 8:  INDEMNIFICATION

      8.1 Indemnification, General. Seller agrees to indemnify, defend with counsel reasonably satisfactory to Purchaser in accordance with Paragraph 9.14, save and hold Purchaser and its subsidiaries and Affiliates harmless from and against and compensate them for any and all Losses (as defined below) received, incurred or sustained by them, or any of them, to the extent to which they arise out of or result from any suit, action or proceeding pending or threatened before any court, tribunal or agency wherein any security holder of Seller or any party seeking to acquire control of Seller, whether by means of a tender offer, proxy solicitation or otherwise, is seeking or threatens to seek (a) any judgment, decree, order or injunction which, if determined adversely, would (i) prevent consummation of any of the transactions to this Agreement, (ii) cause any of such transactions to be rescinded following consummation or (iii) adversely affect the right of Purchaser or its permitted assignees under this Agreement to own, operate, encumber or transfer the Property; or (b) any damages from Purchaser, its subsidiaries, or its Affiliates by reason of the transactions contemplated hereby; provided, that the foregoing indemnity shall not apply to any actions of Purchaser which constitute bad faith or fraud. For purposes of this Article 8, "Losses" shall mean assessments, damages, liabilities, expenses, fees, judgments or deficiencies of any nature whatsoever (including, without limitation, any unpaid taxes due from the Seller and reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding including those incurred in connection with the enforcement of this Agreement), but shall not include any consequential damages or damages for benefit of the bargain beyond the indemnitee's expenditures and incurred obligations. This indemnity is not limited to the amount of the Holdback or to any other amount except that recovery may not be made under this indemnity for Due Diligence Costs in excess of $150,000 in circumstances where they are reimbursable pursuant to Paragraph
1.3 in connection with Purchaser's termination pursuant to Paragraph
5.2(d).

      8.2 Survival of Indemnity. Regardless of whether this Agreement is otherwise terminated, the indemnity of the Seller set forth in Paragraph
8.1 above shall survive for six months from the date of this Agreement, or if later, four months from the date of Closing, notwithstanding the establishment of a shorter period by any applicable statute of limitations, the provisions of which are hereby waived, provided that liability with respect to any matters as to which a claim is made within such periods, as applicable, shall continue until finally determined and paid, whether through judicial proceedings or by settlement.

      8.3 Set-Off; Release of Holdback. Any amount or amounts owing from the Seller to Purchaser under this Article 8 may be paid to Purchaser by set-off dollar for dollar against the Holdback Amount (as defined herein), to the extent such amounts are sufficient, without prejudice to Purchaser's right to pursue any other remedies at law or in equity in the event such amounts are insufficient. The Holdback Amount shall equal, at any time,
(a) the Holdback plus (b) interest on the outstanding balance of the Holdback, less any previous amounts offset against such Holdback under this Paragraph 8.3, at a rate equal to the sixty (60) day LIBOR (London Inter-Bank Offered Rate) in effect from time to time plus one-quarter of one percent (0.25%), from the

Closing Date to the date the outstanding balance of the Holdback Amount is paid to Seller or fully applied by set-off under this Paragraph 8.3. If the survival period of this indemnity under Paragraph 8.2 shall have terminated without any suit, action or proceeding described in Paragraph
8.1 having been instituted, Purchaser shall forthwith pay, on the first business day following such termination, to Seller the remaining balance of the Holdback Amount by wire transfer of immediately available funds to an account previously designated in writing by Seller. If any such suit, action or proceeding has been instituted, then final settlement of the Holdback Amount shall be made upon final settlement or judgment of such suit, action or proceeding, after all appeals have been concluded or have expired. At least on a quarterly basis and at the time of settlement of the Holdback Amount or termination of the indemnity, whichever is earlier, Purchaser shall provide Seller with an accounting of all Losses as to which there has been an off-set against the Holdback Amount. Seller shall have the right to make reasonable requests for additional information to verify such accounting, and Seller may notify Purchaser within 60 days of any such accounting that it disagrees with amounts accounted for by Purchaser as Losses and set-off against the Holdback Amount; in such event, Seller and Purchaser agree to meet promptly to attempt to resolve in good faith such disagreements.


                         ARTICLE 9:  MISCELLANEOUS

      9.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided that Purchaser may assign this Agreement without Seller's consent to an Affiliate. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this paragraph, the term "Affiliate" means (a) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser or (b) an entity at least a majority of whose economic interest is owned by Purchaser; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations. No assignment shall relieve the assignor from any liability hereunder.

      9.2 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

      9.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall be deemed not to be a waiver of such party's right to enforce against the other party the same or any other such term or provision.

      9.4 Governing Law. Except where the laws of Indiana are mandatorily applicable, this Agreement shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of New York.

      9.5 Survival. The following provisions of this Agreement shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing: 1.3, 2.3, 4.6 (with respect to Seller's agreement to cooperate to assist in collecting insurance), 5.2, 5.8, 6.1(b), 7.4, Article 8 and Article 9.

      9.6 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

      9.7 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

      9.8 Time. Time is of the essence in the performance of this Agreement.

      9.9 Confidentiality. Between the date hereof and for a period ending 1 year after the Closing Date, neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or press release relating thereto without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld. Nothing in this Paragraph 9.9 shall preclude any party from
(a) discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be; or (b) making such disclosures as required by applicable federal, state and local law, rule and regulation, court order or rule or regulation of the New York Stock Exchange, including without limitation, governmental regulatory, disclosure, tax and reporting requirements, but each party shall consult with the other party, acting in good faith, as to the contents of any such disclosure described in this clause (b) prior to dissemination. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including without limitation injunctive relief or specific performance, against the other party in order to enforce the provisions of this Paragraph 9.9.

      9.10 Attorneys' Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party losing in any final judgment agrees to pay the prevailing party all reasonable costs, charges and expenses, including reasonable attorneys' fees, expended or incurred in connection therewith.

      9.11 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following address:

      If to Seller:     Prudential Realty Trust
                        c/o The Prudential Insurance Company of America
                        Attn:  Richard Flohr
                        751 Broad Street
                        Newark, New Jersey 07102-3777
                        Telephone:  201/802-4302
                        Facsimile:  201/824-7639

      With a copy to:   The Prudential Insurance Company of America
                        Attn: Donna Dellechiaie
                              Associate Regional Counsel
                        Law Department
                        Newark Realty Group Office
                        Gateway III - 14th Floor
                        Newark, New Jersey 07102
                        Telephone:  201/802-5412
                        Facsimile:  201/802-7040

      If to Purchaser:  c/o Security Capital Industrial Trust
                        Attn:  M. Marc Jason
                        14100 East 35th Place, Suite 100
                        Aurora, Colorado  80011
                        Telephone:  303/576-2671
                        Facsimile:  303/576-2602

      With a copy to:   Security Capital Industrial Trust
                        Attn:  Walter C. Rakowich
                        4900 Blazer Parkway
                        Dublin, Ohio 43017
                        Telephone:  614/793-3070
                        Facsimile:  614/793-3071

      With a copy to:   Mayer, Brown & Platt
                        Attn:  George Ruhlen
                        141 East Palace Avenue
                        Santa Fe, New Mexico 87501
                        Telephone: 505/820-8185
                        Facsimile: 505/820-7334

      Any such notices shall be either (a) sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three business days after deposit, postage prepaid in the U.S. Mail, (b) sent by overnight delivery using a nationally recognized overnight courier, in which case it shall be deemed delivered one business day after deposit with such courier, (c) sent by telefax, in which case notice shall be deemed delivered upon transmission of such notice, or (d) sent by personal delivery. The above addresses may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

      9.12 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 6 p.m. Denver, Colorado time.

      9.13 Information and Audit Cooperation. At Purchaser's request, at any time before the Closing, Seller agrees to provide to the Purchaser's designated independent auditor access to the books and records of each Property and all related information regarding the period for which Purchaser is required to have such Property audited under the regulations of the Securities and Exchange Commission, and a representation letter regarding the books and records of each Property in substantially the form of Exhibit F attached hereto in connection with the normal course of auditing such Property in accordance with generally accepted auditing standards. The representation letter may be signed by the manager of the Property. The Purchaser agrees to indemnify and hold harmless the Seller from any claim, damage, loss, or liability to which Seller is at any time subjected by person who is not a party to this agreement as a result of its compliance with this paragraph.

      9.14 Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to assume the defense thereof with counsel mutually satisfactory to the parties (it being agreed, for these purposes, that Sullivan & Cromwell, Goodwin, Procter & Hoar and Mayer, Brown & Platt are mutually satisfactory); provided, however, that an indemnitee may at its expense participate in the defense, and that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnitor within a reasonable time of notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. The indemnitor shall have the right to settle any action, without the consent of the indemnitee, which is or may be subject to a claim for indemnification hereunder so long as such settlement involves a full release of the indemnitee and any of its applicable subsidiaries and affiliates and does not involve more than the payment of money (any other terms of settlement shall be subject to the indemnitee's reasonable approval). If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.

      9.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

      9.16 Section 1031 Exchange. Purchaser may consummate the purchase of any portion of the Property as part of a so-called like kind exchange (an "Exchange") pursuant to Sec. 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that: (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser's obligations under this Agreement; (ii) Purchaser shall effect any Exchange through a qualified intermediary and Seller shall not be required to take an assignment of the purchase agreement for the exchange property or be required to acquire or hold title to any real property for purposes of consummating any Exchange; and (iii) Purchaser shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had Purchaser not consummated its purchase through an Exchange. Seller shall not by this agreement or acquiescence to any Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that any Exchange in fact complies with Sec. 1031 of the Code.

      9.17 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by Seller to Purchaser at Closing, Seller agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

      9.18 Exculpation Provisions. Prudential Realty Trust is a voluntary association established under the laws of the Commonwealth of Massachusetts by a Declaration of Trust dated June 19, 1985, which together with all amendments thereto, is on file with the Secretary of State of the Commonwealth of Massachusetts. The obligations of the Prudential Realty Trust are not personally binding upon, nor shall resort be made to the private property of any of the trustees, shareholders, officers, employees or agents of Prudential Realty Trust, but the property of Prudential Realty Trust shall be bound.

      Security Capital Industrial Trust is a Maryland real estate investment trust. The obligations of Security Capital Industrial Trust are not personally binding upon nor shall resort be made to the private property of any of the trustees, shareholders, officers, employees or agents of Security Capital Industrial Trust, but only the property of Security Capital Industrial Trust shall be bound.

                             SIGNATURE PAGE TO
                       AGREEMENT OF PURCHASE AND SALE
                               BY AND BETWEEN
                          PRUDENTIAL REALTY TRUST
                                    AND
                     SECURITY CAPITAL INDUSTRIAL TRUST



      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

                                    PRUDENTIAL REALTY TRUST



                                    By: /s/ Joseph M. Selzer
                                    Name:  Joseph M. Selzer
                                    Title:  Vice President
Dated:  June 7, 1995

                                                                   "Seller"



                                    SECURITY CAPITAL INDUSTRIAL TRUST



                                    By: /s/ M. Marc Jason
                                    Name:  M. Marc Jason
                                    Title:  Vice President
Dated:  June 7, 1995


                                                                "Purchaser"

                       AGREEMENT OF PURCHASE AND SALE
               FOR PARK 100 PORTFOLIO, INDIANAPOLIS, INDIANA

                                  EXHIBITS

A -   Legal Description of Real Property

B -   Survey Certification

C -   Estoppel Certificate

D -   Assignment of Leases, Service Contracts and Personal Property

E -   Notice to Tenants

F -   Audit Letter

                                                                 EXHIBIT A
                     LEGAL DESCRIPTION OF REAL PROPERTY

The Property consists of the following properties at the indicated addresses. The parties will attach to or supplement this Agreement with legal descriptions within 5 business days.

                       Park 100 Industrial Portfolio
                           Indianapolis, Indiana
                              Street Addresses

      Building 1:       8545-87 Zionsville Road

      Building 2:       8501-43 Zionsville Road

      Building 3:       8201-43 Zionsville Road

      Building 6:       5303-31 West 86th Street

      Building 7:       5333-67 West 86th Street

      Building 8:       5371-99 West 86th Street

      Building 11:      8501 Moller Road

      Building 12:      5621 West 85th Street

      Building 14:      8111 Zionsville Road

      Building 19:      5427 West 84th Street

      Building 20:      5845 West 82nd Street

      Building 23:      7916-68 Zionsville Road

      Building 24:      5636-5762 West 79th Street

      Building 29:      7951-53 Zionsville Road

      Building 30:      8102-76 Zionsville Road

      Building 33:      5951-55 West 80th Street

      Building 35:      5850 West 80th Street

      Building 41:      7941-97 Allison Avenue

                                                                  EXHIBIT B



                               CERTIFICATION

To: Security Capital Industrial Trust, SCI North Carolina Limited Partnership, and _____________ Title Insurance Company:

This is to certify that this map or plat and the survey on which it is based were made on the date shown below of the premises described in ___________ Title Insurance Company Title Commitment No. ________ dated
___________ and in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM in 1992, as defined therein and includes Items 1, 2, 3, 4, 6, 7(a), 8, 9, 10, 11, and 13 of Table A thereof and meets the accuracy requirements of an Urban Survey, as defined therein;

The survey correctly shows the zone designation of any area shown as being within a Special Flood Hazard Area according to current Federal Emergency Management Agency Maps which make up a part of the National Flood Insurance Administration Report; Community No. ______, Panel No. _______ dated
___________.

The subject property has ingress and egress to and from ________________________________ which is a paved, public right-of-way.

[Surveyor's Name]



By    ____________________

Date  ____________________

Registered Land Surveyor No. __________

Date of Survey: _______________________
Date of Last Revision: ________________

                                                                  EXHIBIT C



                            ESTOPPEL CERTIFICATE


TO:   _________________________________
      14100 East 35th Place, Suite 100
      Aurora, Colorado 80011

            The undersigned, the tenant ("Tenant") under a certain lease agreement, a true copy of which is attached hereto as Exhibit A ("Lease"), does hereby certify as follows:

            (a)   The Tenant is a _______________ [entity].

            (b) The Lease is presently in full force and effect and unmodified except as may be evidenced by written instrument attached as part of Exhibit A. The landlord ("Landlord") is
_____________________________.

            (c) The lease term has commenced and full rental is now accruing thereunder. The Lease is for a total term of ____________________ (______) years beginning _____________, 19___, and ending
__________________, 19___, with ________ (______) options to extend for
______________ (__________) years each, unless sooner terminated or extended pursuant to the provisions of the Lease, and the Lease has not been in any respect modified, altered or amended and contains the entire agreement between Landlord and Tenant.

            (d) The Tenant has accepted possession of the leased premises under the Lease and any improvements required by the terms of the Lease to be made by the Landlord have been completed to the satisfaction of the Tenant. The Tenant presently occupies ________ ______________________________________ [street address], comprising
______________ [total square feet] square feet of space, and is paying $______________ [rental amount] per ______ as rental to Landlord under the Lease. The estimated additional rent payable pursuant to the Lease on account of real estate taxes, insurance, common area maintenance expenses and operating expenses in the amount of $_______________ has been paid through and including _________________, 19_____. [Tenant pays Tenant's proportionate share of the increase in property taxes and insurance over the base year/amount ___________________. Tenant pays Tenant's full proportionate share of the common area expenses.] OR [Tenant pays Tenant's full proportionate share of the property taxes, insurance, and common area expenses.] (Select the appropriate expense reimbursement language.)

            (e) No rent under said lease has been paid more than ______ (______) days in advance of its due date. Landlord is not in any respect in default in the performance of the terms and provisions of the Lease, nor to Tenant's knowledge, is there now any fact or condition which, with notice or lapse of time or both, will become such a default. Tenant is not in any respect in default of the Lease (nor is there now any fact or condition which, with notice or lapse of time or both, will become such a default), and Tenant has not assigned, transferred, or hypothecated its interest under the Lease.

            (f) The Tenant, as of this date, has no claim, charge, defense or offset under the Lease or otherwise, against rents or other charges due or to become due thereunder. As of the date hereof, Tenant has not asserted any such offset or credit.

            (g) Tenant has not made any payment to Landlord as a security deposit or rental deposit except any payment expressly provided for in the Lease as follows: _____________________________ [describe amount and nature of payment].

            (h) Except as stated otherwise herein, Tenant does not have any right to renew or extend the term of the Lease, nor does Tenant have any option or preferential right to purchase all or any part of the leased premises or all or any part of the building and premises of which the leased premises are a part, nor any right, title or interest with respect to the leased premises other than as Tenant under the Lease. There are no understandings, contracts, agreements or commitments of any kind whatsoever with respect to the Lease except as expressly provided in the Lease.

            The foregoing provisions may be relied on by and shall inure to the benefit of the addressees set forth above and their successors, assigns, and mortgagees and shall be binding upon the undersigned and its successors and assigns.

      DATED:___________________ 19__.


                                    ____________________________________


                                    By__________________________________


                                    ____________________________________
                                      (Name)          (Title)

                                                                  EXHIBIT D

       ASSIGNMENT OF LEASES, SERVICE CONTRACTS AND PERSONAL PROPERTY


      This instrument is executed and delivered pursuant to that certain Agreement of Purchase and Sale ("Agreement") dated ________________ between Prudential Realty Trust, a Massachusetts business trust ("Seller") and ___________________________, a _______________________ ("Purchaser")
covering the real property described in Exhibit A attached hereto ("Real Property").

      1. Assignment and Assumption. For good and valuable consideration Seller hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts:

      (a) Leases. All of the landlord's right, title and interest in and to the tenant leases ("Leases") covering the Real Property as set forth on the Rent Roll attached hereto as Exhibit B, and Purchaser hereby assumes all of the landlord's obligations under the Leases arising from and after the Closing Date (as defined in the Agreement) but as to the landlord's obligations with regard to security deposits and other deposits only to the extent the security deposits and other deposits have been transferred or credited to Purchaser;

      (b) Tangible Personalty. All of the furniture, fixtures, equipment, interior appliances, machines, apparatus, supplies and personal property of every nature and description and all replacements thereof now owned by Seller (including any interest in such property that is leased by Seller) and located in or on the property except any such personal property belonging to tenants under the Leases;

      (c) Intangible Personalty. All the right, title and interest of Seller in and to any and all of the intangible personal property related to the Real Property to the extent such property is assignable without expense to Seller, including, without limitation, all trade names and trademarks associated with the Real Property including Seller's interest in the name of the Real Property to the extent, if any, Seller has any such rights to trademarks, the plans and specifications and other architectural and engineering drawings for the Real Property and improvements located on the Real Property; warranties; contract rights related to the construction, operation, ownership or management of the Real Property (but excluding Seller's obligations under contracts except those expressly assumed in this instrument); governmental permits, approvals and licenses to the extent assignable; and telephone exchange numbers (if assignable); and

      (d) Service Contracts. The service contracts described in Exhibit C attached hereto, and Purchaser hereby assumes the obligations of Seller under such service contracts arising from and after the Closing Date.

      2. Warranty. Seller warrants and defends title to the above-described property unto Purchaser, its successors and assigns, against any person or entity claiming, or to claim, the same or any part thereof by, through or under the Seller, but not otherwise, subject only to the Permitted Exceptions as defined in the Agreement.


                                    SELLER:





                                    By:
                                    Name:
                                    Title:



                                    PURCHASER:





                                    By:
                                    Name:
                                    Title:


                             [ACKNOWLEDGEMENT]

                                                                 EXHIBIT E

                                (LETTERHEAD)

                             NOTICE TO TENANTS

                                    [Date]
[Name]
[Address]
[City/State/ZIP]

      Re:   Property Address
            City, State

Dear [Tenant]:

      Please be advised that the premises of which you are a tenant at the above referenced property, and the landlord's interest in your lease, were purchased on [Date], by ________________________, a
__________________________.  Any security deposits were transferred to
__________________________.  All payments, rent and otherwise, should be
made payable to:                      and directed to:

            [Company Name]
            [Address]
            [City, State, ZIP]
            [Contact]

      Any notices, required to be sent pursuant to your lease, and any inquiries or concerns should be sent and/or directed to: (with copy to)


            14100 East 35th Place, Suite 100
            Aurora, Colorado 80011
            Attention:  Asset Management

                                    Very truly yours,

                                    [Seller's Name]

                                    By:





                                    By:

                                                                  EXHIBIT F

                                AUDIT LETTER

__________________________
__________________________
__________________________

Dear Sirs:

      We are writing at your request to confirm our understanding that your audit of the statement of operating income for the year ended ______________, 199_, was made for the purpose of expressing an opinion as to whether the statement of operating income presents fairly, in all material respects, the results of operations of [Name of Project] in conformity with generally accepted accounting principles. These representations are made exclusively to [Auditor] and not to the buyer of the Project or any other third party and only relate to the period in the above year during which the undersigned was the owner of the subject Project. In connection with your ______________, 199_ audit we confirm, to the best of our knowledge and belief without any duty of inquiry or investigation, with respect to our daily operations, the following representations made during your audit:

1. We have made available to you all financial records and related data concerning this Project, which are in our possession.

2.    We are not aware of any:

      a. Irregularities involving any member of management that could have a materially adverse effect on the statement of operating income.

      b. Notices of violations of laws or regulations, the effects of which should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

      c. Material events that have occurred subsequent to _____________, 19__ to the subject Project during which the undersigned was the owner of the subject Project that would require adjustment to the books and records of the subject Project and/or disclosure to the statement of operating income.

3. To the best of our knowledge, we [the owner of the Project, if the property manager is signing] have complied with all material aspects of contractual agreements relating to the subject Project (e.g., management contracts) that would have a material effect on the statement of operating income in the event of noncompliance.

                                          [                          ]



                                          By:
                                          Name:
                                          Title: